1933 Act File No. 333-289717

1940 Act File No. 811-23480

As filed with the Securities and Exchange Commission on October 14, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

☐	REGISTRATION STATEMENT UNDER SECURITIES ACT OF 1933

☐	Pre-Effective Amendment

☒	Post-Effective Amendment No. 2

and/or

☐	REGISTRATION STATEMENT UNDER INVESTMENT COMPANY ACT OF 1940

☒	Amendment No. 22

(Check appropriate box or boxes)

StepStone Private Markets

(Exact Name of Registrant as Specified in Charter)

128 S Tryon St., Suite 1600

Charlotte, NC 28202

(Address of principal executive offices)

(704) 215-4300

(Registrant’s Telephone Number)

Robert W. Long

Chief Executive Officer

StepStone Group Private Wealth LLC

128 S Tryon St., Suite 1600

Charlotte, NC 28202

(Name and address of agent for service)

Copy to:

Ryan P. Brizek	Bissie K. Bonner
Simpson Thacher & Bartlett LLP	Simpson Thacher & Bartlett LLP
900 G Street, N.W.	425 Lexington Avenue
Washington, DC 20001	New York, NY 10017

☐	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.

☒

Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

☐	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.

☐

Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

☐

Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box)

☐	when declared effective pursuant to Section 8(c) of the Securities Act

☐	immediately upon filing pursuant to paragraph (b) of Rule 486

☒	On October 20, 2025 pursuant to paragraph (b) of Rule 486

☐	60 days after filing pursuant to paragraph (a) of Rule 486

☐	on (date) pursuant to paragraph (a) of Rule 486

If appropriate, check the following box:

☒	This post-effective amendment designates a new effective date for a previously filed post-effective amendment.

☐

This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

☐

This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

☐

This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: ______.

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).

☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).

☐

If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-2 is being filed pursuant to paragraph (b)(1)(iii) of Rule 486 of the Securities Act of 1933, as amended (the “1933 Act”), solely for the purpose of delaying, until October 20, 2025, the effectiveness of the registration statement for StepStone Private Markets (the “Fund”), filed in Post-Effective Amendment No. 1 (“PEA No. 1”) on August 20, 2025, pursuant to paragraph (a) of Rule 486 of the 1933 Act. Since no other changes are intended to be made to PEA No. 1 by means of this filing, Parts A, B and C of PEA No. 1 are incorporated herein by reference.

PART A – PROSPECTUS

The Prospectus for the Fund is incorporated herein by reference to Part A of PEA No. 1.

PART B – STATEMENT OF ADDITIONAL INFORMATION

The Statement of Additional Information for the Fund is incorporated herein by reference to Part B of PEA No. 1.

PART C – OTHER INFORMATION

The Part C for the Fund is incorporated herein by reference to Part C of PEA No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that this post-effective amendment to its registration statement meets all of the requirements for effectiveness under Rule 486(b) and has duly caused this post-effective amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, and State of North Carolina, on the 14th day of October, 2025.

STEPSTONE PRIVATE MARKETS

By:	/s/ Robert W. Long
Name:	Robert W. Long
Title:	Trustee, President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates.

Signature	Title	Date

/s/ Robert W. Long	Trustee, President and Principal Executive Officer	October 14, 2025
Robert W. Long

/s/ Kimberly Zeitvogel	Treasurer, Principal Financial Officer and Principal Accounting Officer	October 14, 2025
Kimberly Zeitvogel

/s/ Thomas K. Sittema*	Trustee	October 14, 2025
Thomas K. Sittema

/s/ Terry Prather*	Trustee	October 14, 2025
Terry Prather

/s/ Tracy Schmidt*	Trustee	October 14, 2025
Tracy Schmidt

/s/ Ron Sturzenegger*	Trustee	October 14, 2025
Ron Sturzenegger

*By:	/s/ Robert W. Long
Robert W. Long
Attorney-in-Fact

*

Power of Attorney. The original powers of attorney authorizing Robert W. Long to execute the Registration Statement, and any amendments thereto, for the trustees of the Registrant on whose behalf this Registration Statement is filed have been executed and are filed with this Registration Statement.